Exhibit 5. 1

HUNTER TAUBMAN WEISS LLP
130 w. 42nd Street, Suite 1050
New York, New York 10036
(212) 732-7184 Fax: (212) 202-6380
E-mail: LTaubman@htwlaw.com

July 1, 2013

Tianyin Pharmaceutical Co., Inc.
23rd Floor, Unionsun Yangkuo Plaza
No. 2, Block 3, Renmin Road South
Chengdu, P. R. China, 610041

Ladies and Gentlemen:

We have acted as counsel to Tianyin Pharmaceutical Co., Inc., a Delaware company (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended  (the "Act"), this Post-Effective Amendment 4 to a Registration Statement on Form S-1 (the "Registration Statement"), relating to the proposed sale by the selling shareholders listed therein (the "Selling shareholders") of 12,559,099 shares of the Company's common stock (the "Common Stock"), among which 6,625,262 shares of Common Stock are currently issued and outstanding ( the “Outstanding Common Stock”) and 5,933,837 shares of Common Stock are issuable upon exercise of outstanding warrants (the "Warrants") and options (the “Options”) pursuant to the respective terms thereof (the “Issuable Common Stock”).

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that: (i) the 6,625,262 shares of Outstanding Common Stock offered by the Selling shareholders are legally issued, fully paid and non-assessable; and (ii) the 5,933,837 shares of Issuable Common Stock to be offered by the Selling shareholders, once issued and delivered against payment therefor in accordance with the provisions of the Warrants or the Options, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinions we express herein are  limited  to  matters involving  the Delaware  corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement.

Sincerely,

HUNTER TAUBMAN WEISS LLP

By:	/s/ Louis E. Taubman
Louis E. Taubman